May 18, 2015 – 08:30 EST

Air Industries Group (the "Company" or "Air Industries") Announces:
Results for First Quarter 2015 and Conference Call

Hauppauge, NY -- (Marketwired –May 18, 2015 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, reports financial results for the first quarter ended March 31, 2015.

“We are on budget to deliver on our guidance of revenue and EBITDA for 2015 of $85 to $95million and $10 to $13 million respectively” said Dan Godin Chief Executive Officer of Air Industries Group, who continued “and but for some acquisition related costs which we expensed, we would have beat our budgeted EBITDA for the quarter by over 10%, and we expect that our momentum will continue. We are excited to have closed the acquisition of Sterling Engineering Corporation late in Q1, and expect to continue to execute our strategy of making selective, thoughtful, accretive acquisitions as opportunities arise. However, accretive growth through acquisition is not the only way we will enhance shareholder value.  I believe we have real opportunities to exploit the many capabilities we already possess to drive profitable organic top and bottom line growth as well.”

Financial Results for the Three Months Ended March 31, 2015:

For the three months ended March 31, 2015, consolidated net sales were $16,811,000, an increase of $1,358,000 or 8.8% compared to consolidated net sales of $15,453,000 for the comparable period last year.

Consolidated gross profit was $4,369,000, or approximately 26.0% of sales for the three months ended March 31, 2015 compared to $4,045,000 or approximately 26.2% of sales for the 1st quarter 2014.

Consolidated operating expenses were $3,903,000 for the three months ended March 31, 2015, an increase of $1,087,000 or 38.6 % compared to $2,816,000 for the 1st quarter 2014.

For three months ended March 31, 2015 consolidated operating income was $466,000, a decrease of $(763,000) or (62.1%) from $1,229,000 for the 1st quarter 2014. Consolidated income before taxes was $128,000, a decrease of $(797,000) or (86.2%) from $925,000 in the 1st quarter 2014. Consolidated net income was $104,000, a decrease of $(237,000) or (69.5%) compared with $341,000 for the 1st quarter 2014.

Diluted earnings per common share were $0.01 for three months ended March 31, 2015 a decrease of $(0.05) or approximately (83.3%) from $0.06 for the 1st quarter of 2014.

The Company acquired The Sterling Engineering Company (“Sterling”) on March 1, 2015. The following table sets forth selected pro-forma financial data as if the Company owned Sterling for the three months ended March 31, 2015:

	As Reported	Sterling	Proforma
Net Sales	$16,811,000	$1,839,000	$18,650,000
Income from Operations	$128,000	$147,000	$275,000

As previously announced, Air Industries declared and paid a dividend of $ .15 per share on April 24, 2015; the 10]th consecutive quarterly dividend since the fourth quarter of 2012.

Air Industries will host a conference call to discuss results for the first quarter of 2015 on, Tuesday, May 19, 2015 at 10:00 am EDT.

Participant Dial-In 888-438-5453
Conference Code: 1712235

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine Engine Components.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and EBITDA, its belief that the slowdown caused by the Sequester is continuing, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

EBITDA

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact Information
Air Industries Group
631.881.4913
ir@airindustriesgroup.com